 EXHIBIT 99.2

TVG

March 31, 2004

Youbet.com,. Inc.
5901 DeSoto Avenue
Woodland Hills, Califomia 91367

Attention:   Charles F. Champion
                     Victor Gallo

Via Hand Delivery and Facsimile

Gentlemen:

Reference is made to (i) that certain Settlement Agreement, dated as of February 19, 2004 (the "Settlement Agreement"), by and between Youbet.com, Inc. ("Youbet") and ODS Technologies, L.P. d/b/a TVG Network (“TVG”), and solely for the purposes of section 2.2(a) thereof, Charles F. Champion, and (ii) that certain Warrant Issuance Agreement, dated as of May 18, 2001 (the "Warrant Issuance Agreement”), between Youbet and TVG. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Sett1ement Agreement.

1.

Pursuant to Section 1.2 of the Sett1ement Agreement, TVG hereby notifies Youbet that TVG does not intend to exercise the TVG Warrant and requests that Youbet de1iver to TVG a certificate evidencing the Termination Shares, registered in the name of TVG. The original certificate evidencing the TVG Warrant is enclosed.

2.

Pursuant to Section 4.06(a) of the Warrant Issuance Agreement, TVG hereby requests that Youbet effect the registration under the Securities Act of 1933 of all 5,008,794 Registrable Securities (as defined in the Warrant Issuance Agreement) held by TVG (which includes the Initial Warrant Shares (as defined in the Warrant Issuance Agreement), the shares of Youbet Common Stock issued to TVG in respect of the Initial Settlement Payment and the Termination Shares). In the event Youbet elects to pay all or any portion of the Remaining Settlement Amount in shares of Youbet Common Stock, TVG further requests that all such shares be included among the Registrable Securities registered. TVG currently intends to distribute the Registrable Securities by any of the fol1owing methods: underwritten offering; from time to time in one or more types of transactions (which may include block transactions) on the NASDAQ Smal1Cap Market; in negotiated transactions otherwise than on the NASDAQ SmallCap Market; through put or call options relating to the Registrable Securities; through short sales of shares or

6701 Center Drive West * Suite 160 * Los Angeles, CA 90045
PHONE 310.242.9400 FAX 310.242.9401

TVG

any combination of such methods of sale. TVG reserves the right to change its intended method of distribution of the Registrable Securities by providing written notice to Youbet prior to the date the registration statement relating to the Registrable Securities is declared effective by the Securities and Exchange Commission

3.

By letter dated November 10, 2003, TVG exercised its right pursuant to Section 4.05 of the Warrant Issuance Agreement to designate a number of directors to the Youbet Board in a ratio based on TVG's overall ownership of Youbet Common Stock. In furtherance thereof, on December 5, 2003, TVG designated Robert Decker as its designee to be nominated to the Youbet Board and to serve as a director of Youbet if elected at Youbet’s next annual or special meeting of stockholders. TVG hereby withdraws its prior request to designate a director to the Youbet Board, without waiving any rights it may have pursuant to Section 4.05 of the Warrant Issuance Agreement to exercise such right at any time.

       If you have any questions, please contact John Hindman, TVG's Vice President of Communications and General Counsel, at (310) 242-9520.

ODS TECHNOLOGIES, L.P. By: TV Guide. Inc., General Partner

By:	/S/ Ryan O’Hara
Ryan O’Hara Authorized Signatory

Enclosure

cc:  Stephen H. Kay
       John Hindman
       Kevin G. Abrams
       J. Travis Laster
       Lee D. Charles
       Alan M. Fisch
       Stephen D. Silbert